                                                                   EXHIBIT 10.01


                                                                [Citigroup Logo]

December 20, 2001

Stanley Fischer
Washington, DC

Dear Stanley:

    We are delighted to extend you an offer to join Citigroup, the leading global financial services firm.

    If you accept, you will be joining a family of companies that serves
190 million customers in more than 100 countries and is bound together by a steady focus on growth, a workforce committed to excellence, and a workplace based on mutual respect, where every employee can make a difference.

    Upon joining us on February 1, 2002, your title will be Vice Chairman of Citigroup and you will report to Bob Rubin. Your starting compensation will consist of bi-monthly salary payments of $20,833, annualized to $500,000. In addition to your base salary, you will be eligible to be considered for a discretionary incentive compensation award. You will also receive $500,000 as a sign-on incentive compensation award. If you voluntarily resign within one year of your date of hire, you will be required to repay the full amount of this award. Further, we will assist you in arranging for temporary housing to facilitate your transition and we will assist you with moving your personal and professional materials. In particular, we will help you with your special storage needs for your files. Attached is a draft letter that you have seen previously with more detail on your job description.

    One of our core values at Citigroup is employee ownership. Currently, two-thirds of our employees are owners and our goal is for every employee to own a part of Citigroup. You will be recommended to our Board for a sign-on stock option grant of 75,000 shares of Citigroup Inc. common stock. This gives you an opportunity to become an owner of Citigroup and, over time, share in its success.

    Please read the attached sheet for more details on our compensation and equity programs; we will send you further information shortly.

    We are confident that Citigroup will offer you a rewarding and challenging career. Please let us know if you accept this offer by signing below. Retain a copy for your records and return the original to our office as soon as possible.

Sincerely,

/s/ SANFORD I. WEILL                                 /s/ ROBERT E. RUBIN
---------------------------------------              ---------------------------------------
Sanford I. Weill                                     Robert E. Rubin

Agreed:

/s/ STANLEY FISCHER                       12/20/01
---------------------------------------   -------
Stanley Fischer                           Date

BELOW IS DETAILED INFORMATION ABOUT YOUR COMPENSATION, CAPITAL ACCUMULATION
  PROGRAM AND ADDITIONAL EQUITY OFFERINGS:

    STARTING COMPENSATION All compensation and benefits are payable in accordance with the Company's compensation policies, plans and programs in effect at the time of payment. Further details regarding these policies, benefit plans and programs will be provided when you begin your employment. Please note that all Citigroup compensation, benefits and other policies, plans and programs are subject to change at management's discretion.

    INCENTIVE COMPENSATION AWARD will be determined at the discretion of management and are given in accordance with our Capital Accumulation Plan ("CAP"), a tax deferred plan. Under current administrative guidelines, any incentive compensation award of $20,000 or more is given partly in cash and partly in restricted stock of Citigroup, which is awarded at a 25% discount from the market price. Under current guidelines, the CAP award will represent 25% of your total incentive compensation award. The details of this and other benefit programs are explained further in your New Hire package.

    For performance year 2002, subject to the terms set forth above, the value of your incentive compensation award will be guaranteed at $2,000,000, which includes both the cash and restricted stock components. If your employment is terminated prior to the regularly scheduled payment of the 2002 incentive compensation awards, for any reason other than cause, you will receive your 2002 guaranteed incentive award of $2,000,000 at the time of your termination.

    In order to be eligible to receive any incentive compensation, you must be actively employed on the date payment is made. The CAP plan documents and administrative guidelines, as may be amended from time to time, will govern the payment of the restricted stock portion of any incentive award. Furthermore, payment of any or all of the incentive compensation award is contingent upon the Company's performance and performance of your job functions in accordance with the standards established by management, in conformity with the Company's policies, and in a manner that is not detrimental to, or in conflict with, the interests of the Company.

    ONGOING INCENTIVE COMPENSATION will be a function of several factors including the performance of the firm as a whole, your individual performance, and the performance of any business units or special projects you may have responsibility for. Generally, if the company is doing well and you are doing well, as a general matter, our compensation practices would result in an increase in your incentive compensation. Conversely, if the firm's performance weakens or if your individual performance weakens, your compensation may decrease.

    STOCK OPTION GRANT Recommendations for stock option grants will be submitted for approval within 90 days of your start date with the Company. The exercise price of your stock option grant will be determined on the date the recommendation is approved. It will be set at the closing price of Citigroup common stock on the trading day immediately prior to the date the recommendation is approved. More detailed information on the terms and conditions of this grant will be outlined in the notification materials that will be forwarded to you following the grant's approval.

    EMPLOYMENT INVESTMENT FUNDS  You will also receive $100,000 in
Citigroup Inc.'s employee investment fund, Citigroup Employee Fund of Funds I, LP. Further, this contribution will be enhanced with company provided two to one leverage. Please refer to the fund documents for the controlling terms, which will be sent under separate cover.

    SEPARATION After two years of continuous employment with the Company, in the event that you terminate your employment for purposes of accepting a high level position with a U.S. or international governmental or regulatory body, then your outstanding stock options and restricted stock awards shall vest upon your termination of employment.

    RETIREE MEDICAL BENEFITS Following 3 years of continuous employment, you will be eligible to purchase retiree medical coverage through the Company's program.